Exhibit 10.1

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”), effective August 4, 2025 (the “Effective Date”), is entered into by and between 180 Life Sciences Corp. (the “Client”), and Electric Treasury Edge, LLC (the “Asset Manager” and, together with the Client, the “Parties”).

WHEREAS, the Client wishes to appoint the Asset Manager to manage certain assets of the Client;

and

WHEREAS, the Asset Manager wishes to be appointed by the Client for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1. Appointment of the Asset Manager; Authority. The Client hereby appoints the Asset Manager to provide discretionary asset management services, in accordance with the Investment Guidelines set forth in Schedule B (the “Investment Guidelines”), with respect to the Account Assets (as defined below) in one or more separately managed accounts or cryptocurrency “wallets” identified in Schedule A attached hereto (collectively, the “Account”) maintained with one or more custodian(s) or cryptocurrency wallet providers that are mutually acceptable to the Client and the Asset Manager (collectively, the “Custodian”). The Asset Manager hereby accepts its appointment and agrees to provide such asset management services upon the terms and conditions set forth herein. The Client agrees that the Asset Manager may provide the services under this Agreement via affiliates of the Asset Manager (“Asset Manager Affiliates”) , provided however, to the extent the Asset Manager or its affiliates is an investment fund, no portfolio company or limited partner of such investment fund shall be deemed an affiliate based solely on such relationship. The Client and the Asset Manager understand and agree that changes to Schedule A may be made from time to time following the date of execution of this Agreement by mutual written agreement of the Parties.

2. Account Assets. The “Account Assets” shall consist of Eligible Assets (as defined in the Investment Guidelines), which the Client has placed or will place into the Account, as well as all investments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked or liquid staked from time to time in accordance with this Agreement and all staking rewards resulting from such staked assets. From time to time, the Client may place additional assets in the Account or direct that additional assets be placed in the Account, in each case in a manner consistent with the Investment Guidelines and for the purpose of furthering the ETH Focused Strategy. The Client shall promptly notify the Asset Manager of any such additional assets placed into the Account. The Client acknowledges that the Account Assets may constitute only a part of the assets of the Client, and that the Asset Manager may act without regard to or consideration of any other assets that may from time to time be held by the Client and shall have no responsibility, duty or liability with respect to any assets not Account Assets.

For the purposes of this Agreement, “ETH Focused Strategy” means the long-bias strategy of digital assets primarily focused in Ethereum (“ETH”) and other Eligible Assets, including staking (including restaking and liquid staking) of ETH to improve returns.

The Parties agree that the “Eligible Assets” shall not include any assets reasonably known to be Securities. “Securities” means assets that are “investment securities” as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) or assets that would require the registration of either the Client or the Asset Manager as an investment company under the Investment Company Act or the registration of the Asset Manager as an investment adviser under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”). “Commodity Derivatives” include any assets that would cause the Account to become a commodity pool under the Commodity Exchange Act of 1936, as amended (the “CEA”) or require the Asset Manager to register as a commodity pool operator, commodity trading advisor, or obtain any other license with the Commodity Futures Trading Commission and/or the National Futures Association.

The Parties agree that (i) the Client is not engaging the Asset Manager to provide investment advice about Securities or Commodity Derivatives pursuant to this Agreement, and (ii) for so long as the Account Assets do not include Securities or Commodity Derivatives and the Asset Manager’s services hereunder are confined to assets that are not Securities or Commodity Derivatives, the Client is not an “advisory client” for purposes of the Advisers Act or “client” for purposes of the CEA. The Client acknowledges and agrees that, to the fullest extent permitted by applicable law, Client shall not be afforded the protections of advisory clients under the Advisers Act or clients under the CEA. In furtherance of the foregoing, the Asset Manager agrees that it shall at all times conduct its advisory services in a manner that ensures that the Account Assets comply with the Investment Guidelines.

3. Authority of Asset Manager.

(a) Generally. Subject to the Investment Guidelines and restrictions regarding Securities and Commodity Derivatives outlined here, the Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have sole discretionary responsibility and authority regarding the asset management of the Account Assets and, as herein provided, shall from time to time direct the investment and reinvestment of such assets in the Account. Subject to the Investment Guidelines, the Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have full power and authority to:

(i) enter into all transactions and other undertakings that the Asset Manager may deem necessary or advisable to carry out its investment decisions, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, restake, liquid stake, redeem, and otherwise trade in Eligible Assets;

(ii) make investment decisions in respect of the Account Assets and the Account in accordance with the Investment Guidelines;

(iii) purchase, acquire, hold, invest, reinvest, sell, stake, restake, liquid stake, redeem or dispose of, or otherwise trade in any Eligible Assets which constitute or will constitute all or any portion of the Account Assets, and place orders with respect to, and arrange for any of the foregoing;

(iv) select brokers, dealers, custodians, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties in consultation with the Client’s officers, which may or may not be affiliated with the Asset Manager, as may be necessary to execute transactions as described above and any other transactions contemplated herein, and to instruct the Custodian to open accounts in the name, or for the benefit, of the Client with such selected brokers, dealers, custodians, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties and to pay reasonable fees and charges applicable to transactions in the Account;

(v) instruct the Custodian to deliver an asset sold, exchanged or otherwise disposed of by the Account in exchange for cash and to deliver cash to pay for assets delivered to the Custodian that were acquired by the Account;

(vi) instruct the Custodian to exercise or abstain from exercising any option, privilege or right held in the Account;

(vii) monitor the correct collection of income on the Account Assets by the Custodian;

(viii) execute, in the name and on behalf of Client, all such documents and take all such other actions which Asset Manager shall deem requisite, appropriate or advisable to carry out its duties hereunder, provided that all actions authorized by this Agreement and executed by the Asset Manager pursuant to the authority herein granted shall be consummated by the Custodian;

(ix) engage such independent agents, administrators, subadvisors, attorneys and accountants as the Asset Manager may deem necessary or advisable for the Account Assets and to instruct the Custodian to pay on behalf of the Client all reasonable and documented fees incurred thereby (including reasonable and documented legal and accounting fees and disbursements, commissions, banking, brokerage, registration and private placement fees, and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Client in Account transactions); and

(x) take any other action with respect to property in the Account as necessary or desirable to carry out its obligations under this Agreement (except that the Asset Manager is not authorized to withdraw any money or other property from the Account either in the name of the Client or otherwise and shall under no circumstances act as custodian of the Account or take or have title to, or authority to take possession of the Account Assets, except as expressly described herein).

The foregoing authority shall remain in full force and effect until expressly revoked by the Client in writing to the Asset Manager or the termination of this Agreement as provided herein. Revocation shall not affect transactions entered into prior to such revocation.

(b) Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, the Client hereby irrevocably designates and appoints the Asset Manager as its agent and attorney-in-fact, with full power and authority and without further approval of the Client, in the Client’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by the Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to carry out its duties hereunder (subject at all times, however, to each and all of the limitations and stipulations set forth herein and in the Investment Guidelines). Notwithstanding the foregoing and for the avoidance of doubt, this power of attorney set forth in this Section 3(b) shall not permit the Asset Manager to take any action that would impute the Asset Manager with “custody” as defined in Advisers Act Rule 206(4)-2, other than direct withdrawal of the Asset-based Fee. Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by the Client’s insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 13 of this Agreement.

(c) Compliance with Investment Guidelines. The Client acknowledges and agrees that the compliance with the Investment Guidelines, including, without limitation, compliance with sector and industry weights of the Account, as applicable, shall be determined in accordance with the Asset Manager’s internal systems. Reasonable interpretations of the investment objectives made in good faith by the Asset Manager shall be binding upon the Parties. The Client understands and agrees that the Asset Manager does not guarantee or represent that any investment objectives will be achieved. In the event of any breach of the Investment Guidelines, the Asset Manager shall seek to return the Account to compliance with the Investment Guidelines as soon as reasonably practicable. The Client and the Asset Manager understand and agree that (i) changes to the Investment Guidelines may be made from time to time following the date of execution of this Agreement by mutual agreement of the Parties and (ii) the Asset Manager may obtain the approval of the Client from time to time for exceptions from the Investment Guidelines in accordance with procedures mutually agreed between the Asset Manager and Client.

4. Custody of Assets.

(a) Assets held by Custodian. All Account Assets shall be held in cryptocurrency wallets established and controlled by the Client, to which the Asset Manager has full, unrestricted access to the extent set forth in this Agreement. To the extent practicable, where Account Assets are held with a third- party Custodian and not held in any wallet controlled by the Client, title to the Account and all Account Assets shall be held in the name of the Client, provided that for convenience in buying, selling and exchanging assets, title to such assets may be held in the name of the Custodian, or its nominee, or the street name of the Client’s Custodian. The Asset Manager does not have any authority to, and shall not take any actions which would cause the Asset Manager to, take or have possession or “custody” within the meaning of Advisers Act Rule 206(4)-2, of any cash, Securities, or Commodity Derivatives of the Client. Neither the Asset Manager nor any of its affiliates shall take physical custody, possession, or handle any cash, mortgages or deeds of trust, or other indicia of ownership of any of the Account Assets that constitute Securities or Commodity Derivatives. All transactions authorized by this Agreement and executed by the Assets Manager pursuant to the authority herein granted shall be consummated by the Custodian to the extent practicable. Instructions by the Asset Manager to the Custodian with respect to the Account Assets shall be made electronically (e.g., through an API feed), in writing, or by other documented means agreeable to both parties. For the avoidance of doubt, nothing herein shall permit the Asset Manager to take any action that would impute the Asset Manager with “custody” as defined in Advisers Act Rule 206(4)-2.

(b) Expenses of the Custodian; No Liability. The Client shall pay all charges, fees and expenses of the Custodian and any sub-custodian(s). The fees charged to the Client by the Custodian are exclusive of, and in addition to, the management fees and other charges, discussed herein. The Asset Manager shall have no liability with respect to the choice of Custodian selected by the Asset Manager (to the extent that such selection is made in a commercially reasonable manner) or loss of private keys or access to the Account, except for any loss of access relating to the Asset Manager’s own Disqualifying Action (as defined below).

5. Proper Instructions.

(a) All instructions communicated hereunder to the Asset Manager from the Client shall be made in writing and transmitted to the Asset Manager by persons properly authorized by the Client, including without limitation any officer of the Client. Any such communication appropriately indicating that it reflects action or instruction by the Client may be so accepted by the Asset Manager and the Asset Manager shall have no obligation to inquire further with respect thereto and shall be fully protected in relying and acting upon the writing so indicating the action or instruction of the Client.

(b) The Client shall provide the Asset Manager with a list of authorized persons and their specimen signatures from whom the Asset Manager may accept written day to day instructions, confirmations or authority under this Agreement (“Proper Instructions”) and the Asset Manager shall be fully protected in relying on such list until notified in writing by the Client to the contrary. As of the date of this Agreement, the Client’s list of authorized persons and their specimen signatures are as set forth in Schedule D attached hereto. Proper Instructions may be sent via email, Adobe’s Portable Document Format (“PDF”) or other electronic transmission.

6. Management Fees; Account Expenses.

(a) As compensation for the Asset Manager’s services rendered hereunder, the Client shall pay the management fees described in Schedule C attached hereto and as may be amended from time to time by written agreement of the Asset Manager and the Client (the “Fee Schedule”). The Fee Schedule shall be deemed to have been adopted and made a part of this Agreement as if fully rewritten herein. The Asset Manager will furnish invoices monthly, and all fees shall be payable from the Account not later than ten (10) Business Days following the date of such invoice. The Client hereby acknowledges that it is the Client’s responsibility to verify the accuracy of the calculation of the Asset Manager’s fees. Unless Client objects to an invoice, in a writing delivered to Asset Manager within ten (10) Business Days following the date of such invoice, Client will be deemed to have accepted such invoice as accurate in all respects. “Business Day” means any day other than (a) Saturday and Sunday, and (b) any other day on which banks located in New York City or Palo Alto are required or authorized by law to be closed.

(b) The Client shall pay or reimburse the Asset Manager for all reasonable and documented expenses related to the operation of the Account, which shall be paid or reimbursed by the Client out of the Account Assets. The amount of such expenses may vary from time to time and shall include, without limitation: (i) custodial fees; (ii) bank service fees; (iii) brokerage commissions and all other brokerage transaction costs; (iv) clearing and settlement fees; (v) interest and withholding or transfer taxes incurred in connection with trading for the Account; and (vi) any other reasonable and documented fees and expenses related to the trading and investment activity of the Account as determined by the Asset Manager in good faith.

(c) In addition, the Client may incur an expense which forms part of a larger aggregate expense relating to a number of other managed accounts or pooled investment vehicles for which the Asset Manager or its affiliates provide services. If any such expenses are incurred for the account of any persons in addition to the Client, the Asset Manager will allocate the total expense among the Client and such other persons and will determine the portion reimbursable to the Client, if any, in a fair and reasonable manner, not to exceed client’s proportional amount of such managed accounts or pooled investments.

7. Representations of the Asset Manager. The Asset Manager represents to the Client as follows:

(a) the Asset Manager has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Asset Manager has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement by the Asset Manager;

(c) this Agreement constitutes a binding obligation of the Asset Manager, enforceable against the Asset Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Asset Manager is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Asset Manager’s ability to perform its obligations hereunder;

(e) neither the Asset Manager, nor any person controlling, controlled by, or under common control with it, nor any shareholder or other person having a beneficial interest in the Asset Manager is a Prohibited Investor.1 . Neither the Asset Manager nor any director, officer, partner, member, affiliate, nor, if the Asset Manager is an unlisted company, any shareholder or beneficial owner of the Asset Manager, is a Senior Foreign Political Figure,2 any member of a Senior Foreign Political Figure’s Immediate Family3 or any Close Associate4 of a Senior Foreign Political Figure unless the Asset Manager has notified Client of such fact. The Asset Manager is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.5 The Asset Manager shall use commercially reasonable efforts to ensure that the Account does not contain assets that originate from, nor were routed through, an account maintained at a Foreign Shell Bank,6 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Asset Manager or any person controlling, controlled by, or under common control with the Asset Manager is organized under the laws of a country other than the United States to engage in the business of banking, the Asset Manager or such person, as the case may be, either: (i) has a Physical Presence7 in a country in which the Asset Manager (or such person) is authorized to conduct banking activities, at which address the Asset Manager (or such person): (a) employs one or more persons on a full-time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution; and

[1]	“Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as Financial Action Task Force (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

[2]	“Senior Foreign Political Figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.

[3]	“Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the figure’s parents, siblings, spouse, children and in- laws.

[4]	“Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

[5]	Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/311-special-measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact-sheets/advisories.

[6]	“Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

[7]	“Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities. rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(f) the Asset Manager understands, acknowledges, represents and agrees that (i) it is the Client’s policy to comply with anti-money laundering, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Client Requirements”) and to interpret them broadly in favor of disclosure, (ii) the Client could be requested or required to obtain certain assurances from the Asset Manager, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Asset Manager will provide additional information or take such other actions as may be necessary or advisable for the Client to comply with any Client Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Client and its agents may disclose to relevant third parties information pertaining to the Asset Manager in respect of Client Requirements or information requests related thereto.

(g) The Asset Manager represents that it has in place, and has uniformly applied, anti- money laundering policies and procedures reasonably designed to comply with the Client Requirements, including without limitation to verify the identity of any person controlling, controlled by, or under common control with it, its shareholders and other persons having a beneficial interest in the Asset Manager and their respective sources of funds.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Asset Manager shall promptly notify the Client of such event.

8. Representations of the Client. The Client represents and warrants to the Asset Manager as follows:

(a) the Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Client has the authority to appoint the Asset Manager to manage the assets held in the Account and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

(c) this Agreement constitutes a binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Client’s ability to perform its obligations hereunder;

(e) except in either case to the extent the Client has notified the Asset Manager in writing: (i) the Account Assets belong to the Client free and clear of any liens or encumbrances, and (ii) the Client will not pledge or encumber any Account Assets;

(f) the Client is experienced in engaging asset managers and is aware of the risks associated with such engagements in general, and that it understands the risks associated with the investments contemplated hereby, and the risk that the Account could suffer substantial diminution in value, including complete loss;

(g) the Client has reviewed all other materials and agreements provided by the Asset Manager relating to the Account and to the investments contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

(h) the Client is an “accredited investor” as that term is or may in the future be defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(i) the Client is a “United States person” as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended;

(j) the Client is a “qualified institutional buyer” as defined in paragraph (a) of Rule 144A promulgated under the Securities Act;

(k) as of the Effective Date, the Client is not an investment company (as that term is defined in the Investment Company Act);

(l) the Account Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; or an entity that holds “plan assets” as defined in Section 3(42) of ERISA;

(m) the Client represents and warrants that (i) the monies being used by it fund the Account and the Account Assets held in the Account as of the Effective Date are not (A) derived from or related to any illegal activities, including but not limited to money laundering activities, or (B) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) the opening, operation and maintenance of the Account does not directly or indirectly contravene U.S. federal, state, international or other laws or regulations, including anti-money laundering laws;

(n) neither the Client, nor any person controlling, controlled by, or under common control with it, nor any shareholder or other person having a beneficial interest in the Client is a Prohibited Investor,8 and Account Assets are not being invested on behalf, or for the benefit, of any Prohibited Investor. Neither the Client nor any director, officer, partner, member, affiliate, nor, if the Client is an unlisted company, any shareholder or beneficial owner of the Client, is a Senior Foreign Political Figure,9 any member of a Senior Foreign Political Figure’s Immediate Family10 or any Close Associate11 of a Senior Foreign Political Figure unless the Client has notified Asset Manager of such fact. The Client is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.12 No Account Assets originate from, nor were they routed through, an account maintained at a Foreign Shell Bank,13 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Client or any person controlling, controlled by, or under common control with the Client is organized under the laws of a country other than the United States to engage in the business of banking, the Client or such person, as the case may be, either: (i) has a Physical Presence14 in a country in which the Client (or such person) is authorized to conduct banking activities, at which address the Client (or such person): (a) employs one or more persons on a full-time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution; and

[8]	“Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as Financial Action Task Force (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

[9]	“Senior Foreign Political Figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.

[10]	“Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the figure’s parents, siblings, spouse, children and in- laws.

[11]	“Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

[12]	Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/311-special-measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact-sheets/advisories.

[13]	“Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

[14]	“Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

(o) the Client understands, acknowledges, represents and agrees that (i) it is the Asset Manager’s policy to comply with anti-money laundering, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Asset Manager Requirements”) and to interpret them broadly in favor of disclosure, (ii) the Asset Manager could be requested or required to obtain certain assurances from the Client, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Client will provide additional information or take such other actions as may be necessary or advisable for the Asset Manager to comply with any Asset Manager Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Asset Manager and its agents may disclose to relevant third parties information pertaining to the Client in respect of Asset Manager Requirements or information requests related thereto.

(p) The Client represents that it has in place, and has uniformly applied, anti-money laundering policies and procedures reasonably designed to comply with the Asset Manager Requirements, including without limitation to verify the identity of any person controlling, controlled by, or under common control with it, its shareholders and other persons having a beneficial interest in the Client and their respective sources of funds.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Client shall promptly notify the Asset Manager of such event.

9. Client Acknowledgements.

(a) Cooperation. The Client acknowledges that the information provided by the Client on any Account opening forms, including without limitation, information pertaining to the Client’s legal or tax status, address or other contact information and Investment Guidelines will be relied upon by the Asset Manager, and the Client agrees that if any such information shall hereafter change or become inaccurate, the Client shall notify the Asset Manager in writing of such change or inaccuracy as soon as reasonably practicable. The Client shall cooperate with the Asset Manager in the performance of its services under this Agreement and, upon the Asset Manager’s reasonable request, shall provide the Asset Manager with timely access to and use of personnel, facilities, equipment, data and information to the extent necessary to permit the Asset Manager to perform its services under this Agreement.

(b) Risk Factors; Conflicts of Interest; Non-Exclusive Management. The Client acknowledges that it has read, carefully considered and understood the risk factors and hereby acknowledges and consents to the conflicts of interest described herein. The Asset Manager shall devote such part of its time as is reasonably needed for the services contemplated under this Agreement; provided, however, that this Agreement shall not prevent the Asset Manager from rendering similar services or identical trading strategies to other persons, trusts, corporations or other entities. Nothing in this Agreement shall limit or restrict the Asset Manager or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any asset for its own or their own accounts. The Client acknowledges that the Asset Manager and its officers, affiliates and employees, and the Asset Manager’s other clients may as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired for or disposed of from the Account. The investment methods and strategies the Asset Manager and its Affiliates utilize in managing and advising the Client are the property of the Asset Manager and may be utilized by the Asset Manager and its Affiliates in managing for its own or their own accounts or for the accounts of other clients; however, investment decisions and allocations will not necessarily be the same among the Client and for its own or their own accounts or for the accounts of other clients. As permitted by law the Asset Manager shall have no obligation to acquire for the Account a position in any investment which the Asset Manager, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client. The Client acknowledges that the Asset Manager will not provide services of an investment manager or financial planner with respect to Securities pursuant to this Agreement. Nothing contained herein or provided hereby shall be construed as legal, tax or accounting advice by the Asset Manager.

(c) Order Aggregation and Allocation. The Client acknowledges and agrees that the Asset Manager manages other portfolios, including some that may use investment strategies substantially similar to those of the Account, and expects that purchases or sales of the same assets will be made on behalf of the Account and the other portfolios managed by the Asset Manager. The Asset Manager may, but is not obligated to, aggregate orders for the purchase or sale of assets on behalf of the Account with orders on behalf of other portfolios the Asset Manager manages. The Client acknowledges that, while the Asset Manager will seek to allocate the opportunity to purchase or sell such assets among the Account and such other portfolios in a manner it deems equitable over time, the Asset Manager shall not be required to assure equality of treatment among all of its clients.

(d) Legal Proceedings. Unless otherwise agreed in writing by the Asset Manager, the Asset Manager shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any assets held, or formerly held, in the Account or issuers of such assets. At the Client’s request, the Asset Manager will endeavor to assist with administrative matters in respect of any settlement or judgment. Nonetheless, this provision shall not apply for any actions involving the Asset Manager’s conduct or the performance of its duties under this Agreement.

(e) Transactions with Affiliates. Prior to effecting any acquisition or disposition transaction in Eligible Assets between the Account on the one hand and the Asset Manager or an Asset Manager Affiliate on the other hand, the Asset Manager shall provide the Client details regarding such transaction and either obtain the written consent of the Client or deliver to the Client certification that such transaction is at least as favorable to the Account as the most favorable transaction with respect to the related Eligible Asset that is reasonably available to the Account from third-parties as of the date of such certification.

(f) Procedure for Account Withdrawals. The Client hereby agrees to notify the Asset Manager at least five (5) Business Day prior to any withdrawals from the Account. Withdrawals will be processed within one (1) Business Day after the notice period has ended, subject to a buffer of up to three (3) additional Business Days to accommodate settlement or liquidity needs. The Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances and money market instruments; funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions the Asset Manager has previously taken, or (b) the Client’s liabilities or obligations for transactions started before withdrawal. Notwithstanding the foregoing, however, the Client understands and agrees that certain types of investments may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to processing times described in this Section 9(h) shall be permitted by the Client in good faith to account for bona fide technical or business requirements. Client’s ability to withdraw assets from the Account is subject to any liquidity restrictions or withdrawal and unstaking times applicable to a particular investment and compliance with any internal corporate procedures and policies applicable to it.

10. Client Records, Reports and Transparency.

(a) The Asset Manager shall maintain the books and records pertaining to the management and oversight of the Client Assets throughout the term of this Agreement and for a period of five years after the end of the year in which this Agreement terminates or, to the extent required by the Advisers Act, such other period as required by Advisers Act Rule 204-2. Such books and records shall be made available for inspection and copying at any time by the Client reasonably requested and upon Client’s expense, upon no less than three (3) Business Days’ prior written notice and no more than one request per quarter.

(b) The Asset Manager shall provide to the Client or shall arrange for the Custodian to provide to the Client, a real-time dashboard interface including, but not limited to, daily net asset value, weekly exposure and monthly risk and exposure. The Asset Manager shall add additional features and data points to such real-time dashboard interface on an ongoing basis consistent with market practices provided by other asset managers from time-to-time and consistent with the Custodian’s product offerings, within a time frame to be mutually agreed between the Asset Manager and the Client.

11. Liability.

(a) Except in the cases of willful misconduct, gross negligence or fraud (each, a “Disqualifying Action”), none of the Asset Manager, its affiliates or their respective officers, directors and employees (collectively, the “Covered Persons”) shall have any direct or indirect liability (whether in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Client as the result of any act or omission by the Asset Manager in connection with, arising out of or relating to the performance of its services hereunder. The Client further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Client or any act or omission by the Custodian, any broker dealer to which the Asset Manager or the Client directs transactions for the Account, any third party service provider selected by the Asset Manager with reasonable care to act on behalf of the Client, or by any other non-party, unless such acts, omissions or other conduct is at the direction of the Asset Manager and the Asset Manager’s direction constitutes a Disqualifying Action. Without limiting anything in this Section 11(a), in no case shall any Covered Persons be liable for any Losses caused, directly or indirectly, by the error, negligence or misconduct of a Custodian, broker, broker-dealer, exchange, staking validator, or other online platform or service (however described) (collectively, “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

(b) The Asset Manager and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Asset Manager or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

(c) The Client agrees to indemnify and hold harmless each of the Covered Persons, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Client, or any actions taken by the Asset Manager or failure by it to act (even if negligent) in connection with this Agreement (including, without limitation, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Client), (ii) a Disqualifying Action by the Client, or (iii) the Client’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of the or in furtherance of the interests of the Client (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 11. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Client, give written notice to the Client of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by such failure to give notice.

(f) Each Covered Person shall cooperate with the Client and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Client pursuant to this Section 11. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Client shall be entitled to participate in and to assume the defense thereof to the extent that the Client may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Client to such Covered Person of the Client’s election to assume the defense thereof, the Client shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Client (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Client will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h) The Asset Manager agrees to indemnify and hold harmless each of the Client, its affiliates or their respective officers, directors and employees (collectively, the “Client Covered Persons”), against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) a Disqualifying Action by the Asset Manager, including, without limitation, any breach of the Asset Manager’s representations or obligations under this Agreement that constitutes a Disqualifying Action.

(i) The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

12. Confidentiality.

(a) The Asset Manager acknowledges that the Client is a publicly traded company. From time to time, in order to permit the Asset Manager to fulfil its obligations under this Agreement, the Client may provide the Asset Manager with non-public, proprietary information of the Client, whether in graphic, written, electronic or oral form (“Client Confidential Information”). The Asset Manager represents and warrants that it has policies and procedures reasonably designed to prevent the misuse of material non- public information and the Asset Manager shall not disclose or cause to be disclosed any of the Client Confidential Information to any person except as otherwise required by any regulatory authority, law or regulation, or by legal process or use any of the Client Confidential Information for any purpose other than to provide the services to the Client as contemplated under this Agreement. Unless otherwise informed, neither the Asset Manager nor any of its personnel shall be deemed to possess Client Confidential Information during the “open trading windows” of the Client, as defined in the Client’s insider trading policy. With respect to the Asset Manager’s management of the Account Assets, the parties agree that (i) the Asset Manager shall not disclose the Investment Guidelines or Client Confidential Information publicly (and trading any asset held or traded by the Client is explicitly not a “public disclosure”) and (ii) nothing herein is intended by either party to restrict the Asset Manager’s ability, in any way whatsoever, to trade any asset held or traded by the Account in accordance with this Agreement, except that the Asset Manager shall not use the Investment Guidelines or the Client Confidential Information in bad faith to disadvantage the Client vis a vis the Other Accounts. The parties agree that nothing herein prevents or is intended to prevent the Asset Manager from operating its business and trading for Other Accounts as part of its normal course of business.

(b) The Client acknowledges that it may receive or have access to confidential proprietary information of the Asset Manager which is proprietary in nature and non-public, including, without limitation, information regarding the Asset Manager’s investment methodologies, systems and forms, trade secrets and the like (the “Asset Manager’s Confidential Information”). The Client agrees not to disclose or cause to be disclosed any of the Asset Manager’s Confidential Information to any person or use any of the Asset Manager’s Confidential Information for its own purposes or its own account, except in connection with its investment in the Account and except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that the Client shall provide the Asset Manager with prior notice of any such disclosure and the circumstances surrounding such request so that the Asset Manager may seek a protective order or other appropriate remedy (acknowledging that no such protective order shall be required for any routine filings under the Securities Act). If, in the absence of a protective order or other remedy by the disclosing party, the Client, in the written opinion of legal counsel satisfactory to the Asset Manager, is nonetheless legally compelled to disclose the Asset Manager’s Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Client may, without liability hereunder, disclose only that portion of the Asset Manager’s Confidential Information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercise its best efforts to preserve the confidentiality of the Asset Manager’s Confidential Information, including, without limitation, by cooperating with the Asset Manager to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Asset Manager’s Confidential Information . For the avoidance of doubt, nothing herein shall prohibit the Client from reporting possible violations of federal or state laws or regulations to any federal or state governmental agency, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations, and nothing herein or any such other documents shall require the Client to notify the Asset Manager that it has made such reports or disclosures.

13. Term and Survival; Exclusivity.

(a) This Agreement shall be effective on the Effective Date and will, unless early terminated in accordance with the provisions of this Section 13, continue in effect until the fifth (5th) anniversary of the Effective Date (the “Stated Termination Date”) and shall thereafter automatically renew for successive one-year terms commencing on the anniversary of the Effective Date (each, a “Renewal Period”, and the period during which this Agreement is in effect, the “Term”), unless either Party provides written notice at least thirty (30) days prior to the Renewal Period. Notwithstanding anything to the contrary set forth herein, the rights and obligations of the Parties hereunder are not effective until the Effective Date.

(b) Beginning on the first (1st) anniversary of the Effective Date, this Agreement may be terminated by the Client (i) upon at least one hundred and eighty (180) days prior written notice to the Asset Manager if such termination is without the occurrence of an Asset Manager Cause Event (as defined below), such early termination shall be required to have been recommended by at least 80% of the members of the Client’s board of directors (the “Board of Directors”) and been approved by at least sixty six and two thirds percent (66-2/3%) of the Client’s shareholders and (ii) upon at least sixty (60) days prior written notice to the Asset Manager if such termination is due to the occurrence of an Asset Manager Cause Event.

(c) Beginning on the first (1st) anniversary of the Effective Date, this Agreement may be terminated by the Asset Manager (i) upon at least one hundred and eighty (180) days prior written notice to the Client if such termination is without the occurrence of a Client Cause Event (as defined below) and (ii) upon at least thirty (30) days prior written notice to the Client if such termination is due to the occurrence of a Client Cause Event. Such notices set forth in this Section 13(b) and 13(c) as applicable, shall each be referred to as a “Termination Notice”.

(d) “Client Cause Event” means the occurrence of (i) a failure by the Client to pay fees and other compensation to the Asset Manager under the Agreement when due and such failure is not cured within five Business Days of the Client receiving written notice of such failure, (ii) the occurrence of an Insolvency Event (as defined below) with respect to the Client, or (iii) a material breach by the Client of the Agreement and such failure is not cured within thirty Business Days of the Client receiving written notice of such failure (if such failure is curable).

(e) “Asset Manager Cause Event” means the occurrence of (i) any Disqualifying Action of the Asset Manager in the performance of its obligations under this Agreement that has a material adverse effect on the Account or the Client and such failure is not cured within thirty Business Days of the Client receiving written notice of such failure (if such failure is curable), (ii) any breach by the Asset Manager of this Agreement (including, without limitation, the Investment Guidelines) that has a material adverse effect on the Account or the Client and such failure is not cured within thirty Business Days of the Client receiving written notice of such failure (if such failure is curable), or (iii) the occurrence of an Insolvency Event with respect to the Asset Manager.

(f) “Insolvency Event” for a Party means such Party is wound up or dissolved or there is appointed over it or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or such Party (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of such Party or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without its authorization or consent against such Party and continue undismissed for 60 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against such Party without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days.

(g) In the event that this Agreement is terminated prior to the Stated Termination Date (i) for a Client Cause Event by the Asset Manager, or (ii) by the Client without the occurrence of an Asset Manager Cause Event, the Asset Manager shall be entitled to liquidated damages equal to eighty five percent (85%) of all fees and other compensation that would have reasonably accrued to the Asset Manager through the Stated Termination Date (“Liquidated Damages”). In the event the Agreement is terminated for an Asset Manager Cause Event by the Client, the Client shall be entitled to any and all damages and legal remedies arising from or in connection therewith including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost future profits and business in the future.

(h) Notwithstanding anything to the contrary in the foregoing, if the Asset Manager becomes subject of a legal or regulatory order, including without limitation, this Agreement being deemed to be an advisory agreement under the Advisers Act Rule 206(4)-2 (an “Order”), pursuant to which the Asset Manager is no longer permitted to carry out its business as conducted prior to such Order, the Asset Manager shall notify the Client promptly following the knowledge of such status change and suspend its performance of all obligations under the Agreement. The Parties will use commercially reasonable efforts to promptly amend this Agreement to become compliant with such Order or terminate the Agreement if no such amendment is possible; provided, however, that the terminating Party shall provide five (5) day prior written notice prior to any such termination resulting from an Order. Upon a termination of this Agreement resulting from an Order, the Asset Manager shall be entitled to receive one hundred percent (100%) of all fees and other compensation that would have reasonably accrued to the Asset Manager through such termination date and have not been paid.

(i) Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement. Upon termination, it is the Client’s responsibility to monitor the Account Assets and it is understood and acknowledged that the Asset Manager will have no further obligation to act or advise with respect to those Account Assets.

(j) Beginning with the Effective Date, the Account Manager shall have the right to provide asset management services to, as contemplated by the terms of this Agreement, with respect to Account Assets that consist of at least 50% of the aggregate value of the Client’s assets (the “Minimum Account AUM”) until the Minimum Account AUM is $1,000,000,000. On the first Business Day of each month, the Account Manager and the Client shall jointly determine the aggregate value of the Client’s assets for purposes of calculating the Minimum Account AUM and jointly calculate the Minimum Account AUM and the value of the Account Assets. If the value of the Account Assets constitute less than the Minimum Account AUM, then the Client shall use commercially reasonable efforts to transfer sufficient assets into the Account so that the value of the Account Assets following such transfer shall equal the Minimum Account AUM. If the Client is unable to transfer sufficient assets into the Account so that the value of the Account Assets following such transfer is equal the Minimum Account AUM, the fees payable to the Asset Manager in respect of the relevant month will be adjusted to an amount of fee that would be payable to the Asset Manager under the Fee Schedule if the Minimum Account AUM had been observed.

14. Electronic Delivery. The Client hereby agrees and provides its consent to have the Asset Manager electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); the Asset Manager’s Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the Account Assets. Electronic communications include e-mail delivery as well as electronically making available to the Client Account Communications on the Asset Manager’s Internet site, if applicable. By signing this Agreement, the Client consents to electronic delivery as described in the preceding three sentences. It is the Client’s affirmative obligation to notify the Asset Manager in writing if the Client’s email address changes. The Client may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the Asset Manager, in writing, of the Client’s intention to do so. Neither the Asset Manager nor its affiliates will be liable for any interception of Account Communications. The Client should note that no additional charge for electronic delivery will be assessed, but the Client may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

15. Further Assurances. The Parties agree and covenant to negotiate in good faith and engage in commercially reasonable efforts to enter into an investment advisory agreement or to amend and restate this Agreement, in either case, to expand the scope of Eligible Assets and the Investment Guidelines to specifically permit investments in Securities and Commodity Derivatives with a substantially similar fee schedule as contained herein by the later of thirty (30) days after the Effective Date or such date that the Asset Manager has obtained all requisite regulatory licenses and approvals contemplated by this acknowledgement; provided however, the Parties will agree to include such covenants necessary to prevent activities that would require the registration of the Client as an investment company under the Investment Company Act. The Parties further agree take all commercially reasonable additional actions necessary in order to carry out the purposes of this acknowledgement.

16. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Client, the Asset Manager and their respective successors and permitted assigns. No Party to this Agreement may assign (as that term is defined and interpreted under the Advisers Act) all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party to this Agreement.

(b) Independent Contractor. It is understood and agreed that the Asset Manager shall be deemed to be an independent contractor of the Client and that the Asset Manager shall not have authority to act for or represent the Client in any way and shall not otherwise be deemed to be agent of the Client. Nothing contained herein shall create or constitute the Asset Manager and the Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

If to the Asset Manager:

Electric Treasury Edge, LLC

855 El Camino Real, #13A-152

Palo Alto, CA 94301

Attn: Avichal Garg

Email: avichal@electriccapital.com

If to the Client:

180 Life Sciences Corp.

3000 El Camino Real, Building 4, Suite 200,

Palo Alto, CA 94306

Attn: Blair Jordan, Eric Van Lent

Email: bjordan@180lifesciences.com, eric.van.lent@180lifesciences.com

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Governing Law. This Agreement, and all disputes, claims or causes of action (whether in contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section 16(j) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before three (3) qualified arbitrators, one (1) selected by each Party and one (1) selected by both Parties. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 16(i) shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that this Agreement is terminated pursuant to this Section 16(i), the Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection with such default but limited to direct damages and lost profits and business in the future. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist on the Effective Date of this Agreement. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction. The arbitrators may issue awards for all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of the State of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement. The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All Parties shall bear their own attorneys’ fees during the arbitration. The prevailing Party on substantially all its claims shall be repaid all of such costs and expenses by the non-prevailing Party within ten (10) days after receiving notice of the arbitrator’s decision.

(j) Submission to Jurisdiction; Consent to Service of Process. Subject to Section 16(i) above, the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 16(i) above, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 16(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 16(j) shall affect the right of the Parties to serve process in any manner permitted by law.

(k) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(l) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(m) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(n) Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

Electric Treasury Edge, LLC

By:	/s/ Avichal Garg
Name:	Avichal Garg
Title:	Managing Member

180 Life Sciences Corp.

By:	/s/ Blair Jordan
Name:	Blair Jordan
Title:	Chief Executive Officer

[Signature Page to Asset Management Agreement]

SCHEDULE B

Investment Guidelines

SCHEDULE C

Fee Schedule